EV Energy Partners Announces Acquisition Closings

HOUSTON, Sep 09, 2008 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has closed its previously announced acquisitions of natural gas and oil properties in the San Juan Basin, Mid-Continent (Oklahoma, Texas Panhandle and Kansas), Eastland County, Texas and West Virginia for $173.5 million in cash and 1,145,123 EVEP common units. The common units are being issued to EnerVest, Ltd. as part of the consideration for its share of the net proceeds from the sale of the San Juan Basin and West Virginia assets to EVEP.

EVEP also announced that it has amended its amended and restated credit facility to reflect a maximum borrowing availability of $700 million, subject to a borrowing base that was increased to $525 million. The cash portion of the four acquisitions was funded through borrowings under the credit facility.

EV Energy Partners, L.P., is a Houston-based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com